Exhibit 99.1
                       PRESS RELEASE DATED AUGUST 25, 2005


               United Medicorp, Inc. Announces Second Quarter Loss

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its net loss for the second quarter ended June 30, 2005.

Total revenue for the second quarter of 2005 was $692,862, down 56 percent compared with $1,242,991 for the second quarter of 2004. UMC reported a net loss for the second quarter of 2005 totaling $85,309, compared to net income of $217,145 in the second quarter of 2004. Net loss per share for the second quarter of 2005 was $0.0028, compared to earnings per share of $0.0072 for the second quarter of 2004.

Pete Seaman, CEO, stated, "UMC has experienced a dramatic increase in competition for sales of its claims management services, which in the past have produced most of UMC's operating margins. In response to this trend, UMC management is pursuing sales of new services which are intended to replace the margins lost due to contract cancellations from claims management customers."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.


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